Exhibit 10.1

Yunhong CTI Ltd.

December 29, 2021

Mr. Frank Cesario

Re: Offer Letter

Dear Frank:

Yunhong CTI Ltd. (the “Company”) is pleased to offer you the position of Chief Executive Officer on the following terms and conditions. Certain capitalized terms below that are not otherwise defined when first used are defined on Exhibit B:

1.

Title: Chief Executive Officer, reporting to the Board of Directors (the “Board”). While serving as CEO, you will continue to serve in your position on the Board. Your initial date of employment will be mutually determined by you and the Company (the “Commencement Date”).

2.	Base Salary: $250,000 per year. Your base salary will be pro-rated for any partial years of employment.

3.

Sign-On Equity Grant: Pursuant to the terms of the Company’s 2018 Stock Incentive Plan (the “Plan”) and conditioned on your employment with the Company, your execution of the Restrictive Covenant Agreement (as defined below), and the satisfaction of any applicable legal requirements, the Company will grant you 25,000 shares of Unrestricted Stock (as defined in the Plan) within thirty (30) days of your Commencement Date. The equity grants described in Sections 3 and 4 are provided to you as an additional inducement for you to accept employment with the Company.

4.

Long-Term Incentive Equity Grant: Within thirty (30) days of your Commencement Date and provided any applicable legal requirements have been satisfied, the Company will grant you an additional 225,000 share of Restricted Stock (as defined in the Plan) (the “LTI Restricted Stock”). The restrictions on the LTI Restricted Stock will lapse upon your continued employment and your satisfaction of the performance goals and objectives set forth on Exhibit A (the “Performance Vesting Requirements”). Your LTI Restricted Stock will be subject to the terms and conditions of the applicable award agreement and of the Plan. In the event of a Change in Control (as defined on Exhibit B) during the period of your employment, the restrictions on the LTI Restricted Stock will lapse regardless of your satisfaction of the Performance Vesting Requirements.

5.

Cash Performance Bonus: As an additional incentive for you to increase value for the shareholders, the Company will pay you a cash bonus of $300,000 in the event that, during your employment, the Company’s common shares trade at or above $10/share for ten or more consecutive trading days (the “Cash Performance Bonus”). The Cash Performance Bonus will be paid to you on a regular payroll date of the Company within thirty (30) days of the date the trading condition described above has been satisfied.

Mr. Frank Cesario
December 29, 2021

6.

Benefits: You will be eligible to participate in the Company’s group employee benefit plans, as in effect from time to time, subject to any applicable waiting period, pre-existing condition or eligibility limitations and to the other terms and conditions of such plans.

7.

Vacation: You will be entitled to four weeks of vacation per year, to be scheduled at the mutual convenience of the Company and you, and subject to the terms of the Company’s vacation policy, as in effect from time to time.

8.

Severance Benefits: If the Company terminates your employment for a reason other than Cause (as defined on Exhibit B) or your death or Disability (as defined on Exhibit B), then you will be eligible to receive the following severance benefits (the “Severance Benefits”):

a.

Salary continuation equal to fifty-two (52) weeks of your then current base salary. The salary continuation, less applicable withholdings, will be paid in substantially equivalent installments on the Company’s regular payroll dates, provided that you comply with the conditions set forth in subsection (d) below.

b.

If you elect to receive continued health care coverage under COBRA, the Company will pay the premiums necessary to continue such coverage during the period of salary continuation set forth above or, if earlier, the date you become eligible for health care coverage from another employer, again subject to your compliance with the conditions set forth in subsection (d).

c.

Except as otherwise set forth above, the Company will not be obligated to provide you with any compensation or benefits beyond the date your employment terminates, other than as required by applicable law. You will not be eligible for severance under any other Company or affiliate plan, policy or practice.

d.

To receive the Severance Benefits, within seventy (70) days following your termination of employment, you must execute a separation agreement (the “Separation Agreement”) containing a general release and waiver of claims with respect to your employment and other customary terms, in form and substance reasonably acceptable to the Company, and such Separation Agreement must become effective and enforceable (the date the Separation Agreement becomes effective and enforceable, the “Separation Agreement Effective Date”). Any obligation of the Company to make the Severance Benefits available will cease upon (A) any reasonable determination by the Company that you have breached any of your obligations pursuant to the Restrictive Covenant Agreements (as defined in Section 10 below); or (B) any reasonable determination by the Company in good faith that you committed acts constituting Cause during your employment. Notwithstanding anything to the contrary, any payments that would otherwise be payable to you prior to the Separation Agreement Effective Date shall not be paid until after such date. Upon the Separation Agreement Effective Date, any payments to you that were delayed pursuant to the preceding sentence shall be promptly paid in a lump sum and any subsequent payments shall be paid to you pursuant to the schedule otherwise required by subsection (a) above. Further, to the extent that the period for your review and non-revocation of such Separation Agreement could include two calendar years, then any Separation Benefits payable to you shall in any event be withheld and paid no earlier than the second calendar year.

Mr. Frank Cesario
December 29, 2021

9.	At-Will Employment: Your employment will be “at-will”, will not have a fixed term and may be terminated by the Company or you at any time, for any reason, with or without notice.

10.

Restrictive Covenants: Your employment and equity grant are subject to your execution of a form of employee confidentiality and restrictive covenant agreement in a form provided to you by the Company (“Restrictive Covenant Agreement”). Your Restrictive Covenant Agreement will include covenants restricting your competition against the Company, solicitation of clients, and solicitation of employees during your employment and for twenty-four (24) months after termination of your employment for any reason as well as covenants protecting trade secrets and other confidential information. Your Restrictive Covenant Agreement will be finalized on or before your start date.

11.

Employee Handbook; Policies and Procedures: During your employment with the Company, you agree to observe and comply with the terms and conditions of the Company’s employee handbook and all other policies, procedures and rules of the Company, as in effect from time to time

12.

Other Conditions: Once this offer has been accepted, your start date will be determined by the Company after discussion with you. This offer of employment also is subject to normal course background checks and your providing documentation of your eligibility to work in the United States.

13.

Withholding; Tax Provisions: All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions. You and the Company also agree to the additional tax provisions set forth in Exhibit C.

14.

Ability to Accept Offer: By accepting this offer, you confirm that you are able to accept this position and perform the duties it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. To the extent any such restrictions exist, you will provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions. You further confirm that you will not remove or take any documents or proprietary information of any kind with you from your current or former employer to the Company without written authorization from your current or former employer.

Mr. Frank Cesario
December 29, 2021

Frank, we are very pleased to present you with this offer (which supersedes any other discussions about your employment with the Company) and are excited about our joint opportunities. If you are in agreement with the terms of this letter, please sign where indicated below, acknowledging your acceptance, and return signed copies of this letter via e-mail to Jeff Leader by the close of business on December 31, 2021.

Very truly yours,

Yunhong CTI Ltd.

By:	/s/ Yubao Li

Its:	Chairman

AGREED TO AND ACCEPTED THIS

31st day of December, 2021

  /s/ Frank Cesario

Frank Cesario

Mr. Frank Cesario
December 29, 2021

Exhibit A

The restrictions on the LTI Restricted Stock will lapse based on your continued employment and your satisfaction of the following performance goals and objectives:

●	The restrictions on 56,250 shares of the LTI Award will lapse when the Company’s trailing-twelve-month Adjusted EBITDA equals or exceeds $1 million at any time on or after January 1, 2022.

●	The restrictions on 56,250 shares of the LTI Award will lapse in the event the Company’s common shares trade at or above $5/share for ten or more consecutive trading days.

●	The restrictions on 56,250 shares of the LTI Award will lapse when the Company’s operating cash flow, calculated cumulatively from the date of your initial employment, equals or exceeds $1.5 million.

●

The restrictions on 56,250 shares of the LTI Award will lapse in the event the Company is able to refinance its current lender with a traditional lender on terms and conditions customary for such financing.

The Committee (as defined in the Plan) shall be responsible for determining when the conditions above have been satisfied.

Mr. Frank Cesario
December 29, 2021

Exhibit B

Capitalized terms used in the Company’s offer letter shall have the meanings ascribed to them when first introduced or as set forth below:

“Cause” shall mean any of the following as determined in the sole discretion of the Board in good faith: (a) your indictment for, or conviction or entry of a plea of guilty or nolo contendere to, or your engaging in conduct which would constitute (i) any felony or (ii) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, (b) your being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of its affiliates or the performance of your duties, (c) your willful failure to (i) follow a reasonable and lawful directive of the Company or (ii) comply with any written rules, regulations, policies or procedures of the Company, (d) your violation of any agreement between you and the Company, or (e) your deliberate and continued failure to perform your material duties to the Company.

“Change in Control” shall mean the occurrence of any of the following events after the Commencement Date as determined by the Board:

(a) Ownership. Any Third Party becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions;

(b) Merger/Sale of Assets. (i) A merger or consolidation of the Company other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation (a “Post-Merger Controlling Interest”) or (B) a merger or consolidation where one or more Li Entities represent the Post-Merger Controlling Interest; or (ii) the sale or disposition by Company of all or substantially all of the Company’s assets to a Third Party; or

(c) Change in Board Composition. A change in the composition of the Board during any twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected to the Board with the affirmative votes of the Li Entities holding voting securities of the Company at the time of such vote.

“Code Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department guidance and regulations issued thereunder.

Mr. Frank Cesario
December 29, 2021

“Disability” shall mean your inability to perform the essential functions of your position as a result of a physical or mental impairment, with or without any accommodations required by law and after exhausting all leave permitted by the policies of the Company or required by law.

“Li Entity” shall mean Yubao Li and any Person (as defined below) that is controlled, directly or indirectly, by Mr. Li.

“Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Third Party” shall mean any Person other than a Li Entity.

Mr. Frank Cesario
December 29, 2021

Exhibit C

You and the Company agree to the following additional terms in connection with your offer of employment:

(a)    In the event that the payments or benefits set forth in your offer letter constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to such payments or benefits.

(i)    Any termination of your employment triggering payment of benefits under your offer letter must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any such payments under your offer letter that constitute deferred compensation under Code Section 409A shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this provision shall not cause any forfeiture of benefits by you, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    Notwithstanding any other provision with respect to the timing of payments under this offer letter if, at the time of your termination, you are deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under this offer letter which are subject to Code Section 409A (and not otherwise exempt from its application) shall be withheld until (A) the first (1st) business day of the seventh (7th) month following the termination of your employment (B) the date of your death, or (C) such earlier date as is permitted under Code Section 409A, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this offer letter.

(iii)    It is intended that each installment of the payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Code Section 409A. Neither Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

Mr. Frank Cesario
December 29, 2021

(b)    In no event may you, directly or indirectly, designate the calendar year of any payment to be made pursuant to this offer letter or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A. All reimbursements and in-kind benefits provided pursuant to this offer letter will be made or provided in accordance with the requirements of Code Section 409A. To the extent that any reimbursements pursuant to this offer letter or otherwise are taxable to you, any reimbursement payment due to you will be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred; provided, that, you have provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this offer letter or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in any other taxable year.

(c)    Notwithstanding any other provision of this offer letter to the contrary, this offer letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or the payment of increased taxes, excise taxes or other penalties under Code Section 409A. The parties intend this offer letter to be in compliance with Code Section 409A.

(d)    The Company and its affiliates and their respective officers, directors, partners, general partners, employees or agents make no guarantee that the terms of this offer letter comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing will have any liability for the failure of the terms of this offer letter to comply with, or be exempt from, the provisions of Code Section 409A.